Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”), is made and entered into as of the 8th day of July, 2007, by and among Gobility, Inc., a Texas corporation (“Buyer”), and Mobilepro Corp, a Delaware corporation (“Seller”).
RECITALS

Seller owns all of the issued and outstanding membership interests of Kite Broadband, LLC, a Mississippi limited liability company (“Kite Broadband”), and all of the issued and outstanding shares of Neoreach, Inc., a Delaware corporation (“Neoreach”). Neoreach owns all of the issued and outstanding shares of Kite Networks, Inc., a Delaware corporation (“Kite Networks,” and together with Neoreach and Kite Broadband, the “Target Companies”).

Seller desires to sell to Buyer and Buyer desires to purchase all outstanding membership interests in Kite Broadband and all outstanding capital stock in Neoreach and Kite Networks.

NOW, THEREFORE, in consideration of the recited facts and the mutual covenants of the parties hereinafter set forth, it is agreed:

ARTICLE 1.

SALE OF KITE NETWORK STOCK

1.1) Stock - Subject to the terms and conditions stated in this Agreement, at the Closing on the Closing Date, all as described in Section 7.1 hereof, Seller shall sell to Buyer, and Buyer shall purchase, 100% of the outstanding capital stock of Neoreach (the “Neoreach Stock”) that owns 100% of the outstanding capital stock of Kite Networks (the “Kite Stock”), provided, however, that Seller shall retain all intellectual property owned by Neoreach that is not related to Kite Networks as set forth in Schedule 1.1.

ARTICLE 2.

SALE OF KITE BROADBAND MEMBERSHIP UNITS

2.1) Membership Units - Subject to the terms and conditions stated in this Agreement, at the Closing on the Closing Date, all as described in Section 7.1 hereof, Seller shall sell to Buyer, and Buyer shall purchase 100% of the outstanding membership interests of Kite Broadband (the “Kite Units”).

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

3.1) Seller’s Representations and Warranties - Seller, individually and on behalf of the Target Companies, represents and warrants to Buyer as follows:

(a) Corporate Organization - Kite Broadband is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Mississippi. Kite Networks is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Neoreach is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each Target Company is duly qualified or licensed to do business as a foreign corporation, and is in good standing in every jurisdiction in which the character or location of its properties or assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, including those jurisdictions listed on Schedule 3.1(a) to this Agreement. Except as set forth on Schedule 3.1(a) and except for those jurisdictions where such failure to qualify would not result in a Material Adverse Effect, there are no other jurisdictions in which any of the Target Companies does business or the nature of the Target Companies’ businesses or their properties makes such qualification necessary.

(b) Corporate Power and Authority - Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents (as hereinafter defined) to which it is or will be a party and to consummate the transactions contemplated thereby. This Agreement and each of the Transaction Documents to which Seller is a party constitutes, or will constitute when executed and delivered, the valid and binding agreement of Seller, enforceable in accordance with their respective terms. No approvals or consents of any person are necessary in connection with Seller’s execution and delivery of this Agreement or any Transaction Document or the performance of its obligations thereunder. For purposes of this Agreement, the term “Transaction Documents” refers to each of the agreements, documents and instruments to be executed and delivered by Buyer or Seller in connection with the consummation of the transactions contemplated in this Agreement. Seller’s execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been approved by all requisite corporate action, including, without limitation, by the board of directors of Seller.

(c) No Breach or Violation - The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following:

(1)
A default, breach, violation, or an event that with notice, lapse of time or both, would constitute a default, breach or violation of the charter, certificate of incorporation, articles of incorporation or bylaws, or any local, state, or federal law, rule or regulation, or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument or arrangement to which the Target Companies or any of their respective properties or assets is bound;

(2)	An event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of the Target Companies; or

(3)	The creation or imposition of any lien, charge or encumbrance on any of the properties or assets of the Target Companies.

(d) Subsidiaries; Shareholders - None of the Target Companies owns, directly or indirectly, any interest or investment, whether equity or debt, in any corporation, partnership, business, trust or other entity. Except as set forth in the Recitals to this Agreement, there is no shareholder or member, as the case may be, or holder of any security that can be exercised, converted, or otherwise exchanged for any capital stock or membership interest, as the case may be, of the Target Companies.

(e) Title to Assets - Except as set forth on Schedule 3.1(e) to this Agreement, the Target Companies have good and marketable title to all of their assets and interest in assets necessary for use in the business of the Target Companies, whether real, personal, mixed, tangible or intangible. Except as set forth on Schedule 3.1(e) to this Agreement, the assets are free and clear of any restrictions on or conditions to transfer or assignment and free and clear of any mortgages, liens, pledges, charges, security interests, encumbrances, equities, claims, claims of authorship or invention, proprietary claims of employees, agents or independent contractors and other restrictions of any kind whatsoever. Seller is not a party to or bound by any agreement to transfer any of the assets or stock of the Target Companies (whether by sale, merger, or otherwise), except for this Agreement.

(f) Notes; Accounts Receivable - Schedule 3.1(f) to this Agreement contains a complete and accurate schedule of all of the Target Companies’ notes and accounts receivable existing on Target Companies’ records prior to the Closing Date for work performed by the Target Companies prior to the Closing Date but unpaid as of the Closing Date (collectively, the “Receivables”). All of the Receivables are reflected properly on the Financial Statements, validly arose in the ordinary course of business, are valid receivables subject to no rebates or allowances, and to the Knowledge of Seller, no person has any counterclaim or right of offset relating to any such Receivables.

(g) Inventory - Schedule  3.1(g) to this Agreement contains a true and complete listing of all inventory of the Target Companies’ businesses (the “Inventory”). All Inventory is of a type and quality usable and salable in the ordinary course of business by the Target Companies. All products manufactured or sold by or on behalf of the Target Companies, whether or not currently in Inventory, or services rendered by or on behalf of the Target Companies, comply and have complied with all requirements, warranties and contractual covenants for the benefit of customers of the Target Companies, whether express or implied, and in connection therewith, none of the Target Companies and, to the Knowledge of Seller, none of the Target Companies’ employees or agents has misrepresented or omitted a material statement in the sale of its products or services. Except as set forth on Schedule  3.1(g) no Inventory currently is pledged as collateral. No Inventory is held by the Target Companies on consignment from others.

(h) Intellectual Property - Set forth in Exhibit 3.1 (h) to this Agreement is a list of the Intellectual Property of the Target Companies. Each Target Company owns or possesses all Intellectual Property Rights (as defined below), and licenses therefor, used in the conduct of its business. None of the Target Companies has interfered with, infringed upon or misappropriated any Intellectual Property Rights of any person or committed any acts of unfair competition with respect to the operation of its business, and Seller has not received any notice, charge, complaint, claim or assertion thereof, and no such claim is impliedly threatened by an offer to license from another person under a claim of use. The consummation of the transactions contemplated by this Agreement will not adversely impact any of the Intellectual Property Rights used in the business of the Target Companies. Intellectual Property Rights means all inventions, all improvements thereto and all patents, patent applications, patent disclosures, together with all reissuances, continuations, continuation-in-part, revisions, extensions, and reexaminations thereof, all trademarks, domain names, service marks, trade dress, logos, trade names and corporate names, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, all copyrightable works, all copyrights and all applications, registrations or renewals in connection therewith, all trade secrets, customer lists, supplier lists, price and cost information, business and marketing plans and other Confidential Information (as defined below), all computer programs and related software, all other proprietary rights and all copies and intangible embodiments thereof.

(i) Real Property - The only real property leased by any of the Target Companies is set forth on Schedule 3.1(i) to this Agreement (referred to herein collectively as the “Real Property”). A true, correct and complete copy of each lease, and any amendments thereto, for any of the Real Property has been provided or made available to Buyer (the “Real Property Leases”). The Real Property is in good condition, normal wear and tear excepted, with no structural deficiencies for which Buyer will be responsible. The plumbing and HVAC within the Real Property are in satisfactory working condition. To the Knowledge of Seller, the Real Property complies with the Americans With Disabilities Act, as amended. None of the Target Companies owns any real property. Each of the Target Companies is in possession of all premises leased to it and does not occupy the Real Property in violation of any law, regulation or decree. None of the Target Companies has leased or subleased any of the Real Property. To the Knowledge of Seller, no owner or landlord of any of the Real Property intends or desires to terminate their relationship, cease doing business or materially alter the terms of their relationships with the Target Companies. Except as disclosed in Schedule  3.1(i) to this Agreement, to the Knowledge of Seller:

(1)	None of the Real Property is subject to any lien, action or proceeding relating to Hazardous Substances or Environmental Laws (as such terms are hereinafter defined);

(2)	None of the Target Companies is a party to any such action or proceeding;

(3)	None of the Target Companies has received any written notice of any such lien, action or proceeding that is pending or threatened;

(4)	No Hazardous Substances are, or have been, located, stored or disposed on or released or discharged from (including groundwater contamination) any of the Real Property by the Target Companies;

(5)
The Real Property and its use and operation by the Target Companies currently complies with all federal, state and local requirements relating to the protection of health and all Environmental Laws, and all necessary permits have been obtained as required by any Environmental Law;

(6)	There is no past or ongoing migration of Hazardous Substances to or from any Real Property from or to neighboring properties caused by the Target Companies; and

(7)	There are not now, nor have there ever been, any aboveground or underground storage tanks located on or under the Real Property.

For purposes of this Section  3.1(i) the term “Hazardous Substance” shall mean and include all hazardous and toxic substances, waste or materials, and any pollutant or contaminant, including, without limitation, PCBs, asbestos, asbestos-containing material, petroleum products, and all other materials that are included under or regulated by any Environmental Law.

For purposes of this Section  3.1(i) the term “Environmental Law” shall mean and include all federal, state and local statutes, ordinances, regulations and rules presently in force or hereafter enacted (up to and including the Closing Date) relating to environmental quality, contamination, and clean-up of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 6090 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6091 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; and all state superlien and environmental clean-up statutes and all rules and regulations promulgated under said statutes, as amended.

(j) Other Property - Except as identified on Schedule  3.1(j) to this Agreement, no personal property used in connection with the business of the Target Companies is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is in the possession and/or under the control of any person or entity other than the Target Companies.

(k) Absence of Undisclosed Liabilities - Schedule 3.1(k) to this Agreement describes, by creditor, amount, nature and date due, all outstanding debts, liabilities and obligations of the Target Companies. None of the Target Companies has any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected on Schedule 3.1(k). Without limiting the foregoing, and except as set forth on Schedule  3.1(k), there are no debts, liabilities or other obligations owed by the Target Companies.

(l) Tax Returns and Payments - Within the times and in the manner prescribed by law, the Target Companies have filed all federal, state and local tax returns required by federal, state, county, and city or other governmental subdivision law, regulation, rule, or ordinance and have paid all taxes, assessments, and penalties due and payable on their business and assets, including, but not limited to, income, real estate, sales, use, employee withholdings for income taxes, unemployment compensation, and workers’ compensation. There are no present disputes as to taxes of any nature, and none of the Target Companies has consented to the extension of or waiver of any limitation period with respect to tax obligations or waived any rights with respect to any assessment notices given by any taxing authority with respect to tax obligations.

(m) Employee Benefit Plans -

(1)
Schedule 3.1(m)(1) to this Agreement contains an accurate and complete list of all Employee Benefit Plans (as defined below) established, maintained or contributed to by the Target Companies (including, for this purpose and for the purpose of all of the representations in this Section 4.1(n), all employers (whether or not incorporated) which by reason of common control are treated together with the Target Companies as a single employer within the meaning of Section 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”)). For purposes of this Agreement, an Employee Benefit Plan means any employee benefit plan, including, without limitation, any “Employee Benefit Plan” within the meaning of Section 3(3) of ERISA (as defined below), whether or not subject to ERISA, and any employment, consulting, termination, severance, redemption, change in control, deferred or incentive compensation, bonus, phantom stock, restricted stock, stock option, stock bonus, stock purchase or other equity-based, vacation or other fringe benefit plan, program, policy, arrangement, agreement or commitment. For purposes of this Agreement, ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder and provisional interpretations with respect thereto.

(2)
None of the Target Companies maintains or contributes to any such Employee Benefit Plan subject to ERISA that is not in compliance with ERISA. None of the Employee Benefit Plans is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, or is a defined benefit pension plan subject to Title IV of ERISA. None of the Target Companies is delinquent in any obligation to make contributions to any Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA, and none of the Target Companies has terminated or withdrawn from participation in any such plan.

(3)
Full payment has been made of all amounts which the Target Companies is required, under applicable law or under the terms of any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which any of the Target Companies is a party, to have paid as of the Closing Date under the terms of each such Employee Benefit Plan. The Target Companies have made adequate provision for reserves to meet amounts that have not been paid because they are not yet due under the terms of any Employee Benefit Plan or related agreements.

(4)
Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and to the Knowledge of Seller, nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.

(5)
None of the Target Companies has engaged in any transaction with respect to the Employee Benefit Plans which would subject it to a tax, penalty or liability for prohibited transactions under ERISA or the Code, nor, to the Knowledge of Seller, have any of the directors, officers, or employees of the Target Companies, to the extent they or any of them are fiduciaries with respect to such plans, breached in any material respect any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, or which would result in any claim being made under, by or on behalf of any such plans by any party.

(n) Insurance - On the Closing Date and for all periods prior thereto, with respect to the business of the Target Companies, Seller has maintained insurance protection against all liabilities, claims, and risks against which it is customary to insure, including, without limitation, workers’ compensation insurance, general liability insurance, and casualty insurance. Policy identification, including policy numbers, policy limits, and deductibles, are listed on Schedule  3.1(n) to this Agreement.

(o) Material Contracts - Set forth in Schedule 3.1(o) is a list of the material contracts of the Target Companies necessary to operate their businesses. Except as set forth on Schedule  3.1(o) to this Agreement, none of the Target Companies is a party to or bound by:

(1)
any agreement, contract or commitment relating to the employment of any person by the Target Companies or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement, or other employee benefit plan;

(2)	any agreement, contract or commitment relating to capital expenditures;

(3)	any loan or advance to, or investment in, any other person or any agreement, contract, or commitment relating to the making of any such loan, advance, or investment;

(4)
any guarantee or other contingent liability in respect of any indebtedness or obligation of any other person or entity (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

(5)	any management service agreement, consulting agreement, or any other similar type agreement;

(6)	any agreement, contract, or commitment limiting the freedom of the Target Companies to engage in any line of business or to compete with any other person;

(7)	any agreement, contract, or commitment not entered into in the ordinary course of business which involves $1,000 or more and is not immediately cancelable without penalty, or

(8)	any agreement, contract or commitment the breach of which might reasonably be expected to have a Material Adverse Effect on the business or operations of the Target Companies.

(p) Restrictive Documents - Except as set forth on Schedule 3.1(p) to this Agreement, none of the Target Companies is subject to or a party to any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which has a Material Adverse Effect on the business practices, operations or condition of the Target Companies or its business, or which would prevent consummation of the transactions contemplated by this Agreement, compliance by Seller with the terms, conditions and provisions hereof, or which would restrict the ability of Buyer to acquire any property or conduct business in any area. To Seller’s Knowledge, the amendment to the Master Agreement for Services between Sprint Communications Company LP and Kite Broadband will be executed by Sprint Communications Company LP following the Closing subject only to payment of the outstanding obligation owed by Kite Broadband to Sprint Communications Company LP, which, following the executiion of the amendment, will be $950,354.59.

(q) Compliance with Laws - None of the Target Companies is under investigation with respect to, threatened to be charged with, and none of the Target Companies has received any written notice of, any non-compliance with, enforcement action under or, to the Knowledge of Seller, violation of any law, statute, order, rule, regulation, agency agreement, judgment, decree, arbitration award, penalty or fine entered by any federal, state, local or foreign court or governmental authority relating to the operation of the business of the Target Companies, including, without limitation, any Environmental Laws, laws concerning occupational health and safety, laws pertaining to disabled persons, or applicable zoning laws or regulations. To the Knowledge of Seller, there are no facts which, if known by a potential claimant or governmental authority, would give rise to a claim or proceeding to which the business of the Target Companies would be subject.

(r) Permits and Licenses - Schedule  3.1(r) to this Agreement sets forth a list of all of permits and licenses materially necessary to operate the businesses of the Target Companies and true, correct and complete copies of all of the licenses and permits have previously been delivered to Buyer.

(s) Litigation - Except as described on Schedule  3.1(s) to this Agreement, there is no suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the Knowledge of Seller, threatened against or affecting the Target Companies or Seller’s ability to consummate this transaction, including claims threatened or pending against third parties but in which the Target Companies is likely to be joined. Neither of the Target Companies is in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

(t) Interest in Related Property or Businesses - Except as set forth on Schedule  3.1(t) to this Agreement, no director, officer or, to the Knowledge of Seller, employee of the Target Companies, or any spouse, child or Affiliate of any such persons, has any direct or indirect interest in any competitor, supplier, or customer of the Target Companies or any person from whom or to whom the Target Companies leases or licenses any property (real, personal or intangible), or in any other person with whom the Target Companies is doing business.

(u) Personnel - Attached as Schedule  3.1(u) to this Agreement is a complete and accurate list of all officers, directors, employees, and independent contractors of the Target Companies and the position and rate of compensation of each (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively) as of June 18, 2007, and the accrued vacation (in days and dollar amounts) each employee of the Target Companies will have as of June 18, 2007. Except as set forth on Schedule  3.1(u), each employee of the Target Companies is an “at will” employee and may be terminated at any time, with or without cause, and without requiring any severance payments or other similar payments. Seller has either paid or accrued as a liability on Seller’s financial statements the wages, bonuses and other compensation owed to the Target Companies’ employees and independent contractors for services rendered on and before the Closing Date. With respect to the Target Companies: (i) no employee or group of employees has communicated an intent to terminate his, her or their employment; (ii) no labor strike, work stoppage, slowdown or other material labor dispute is underway or, to the Knowledge of Seller, threatened; (iii) there is no employment-related claim, charge, complaint or investigation pending or, to the Knowledge of Seller, threatened in any form relating to an alleged violation by the Target Companies regarding any law, regulation or contract relating to the business of the Target Companies; and (iv) to the Knowledge of Seller, none of the Target Companies has been involved in the commission of any act or omission giving rise to liability for any violation of subsection (iii) above.

(v) Insider Transactions - Set forth on Schedule  3.1(v) to this Agreement is a complete and accurate list and a brief description of all contracts or other transactions involving the Target Companies in which any officer, director, employee, or shareholder of the Target Companies, any member of their immediate family, or any Affiliate has or had any interest in.

(w) Creditors; Bankruptcy - None of the Target Companies is involved in any proceedings by or against it as a debtor in any court under the United States Bankruptcy Code or any other insolvency or debtor’s relief act, whether state or federal, or for the appointment of a trustee, receiver, liquidator, assignee, or other similar official of the Target Companies for any part of its assets or properties.

(x) Financial Statements - Schedule 3.1(x) sets forth true, correct and complete copies of the March 31, 2007 Balance Sheet, the March 31, 2007 Income Statement (each of which are defined below) of each of the Target Companies as of March 31,2007 such Balance Sheet and Income Statement are collectively referred to herein as the “Financial Statements”. The Financial Statements have been prepared in conformity with United States generally accepted accounting principles consistently maintained and applied and present fairly the assets, liabilities, transactions and financial condition of the Target Companies as of their indicated dates and the results of the Target Companies’ operations, for the indicated period.

(y) Absence of Changes - Except as set forth on Schedule 3.1(y) to this Agreement, since March 31, 2007, there has not been any:

(1)	transaction by the Target Companies except in the ordinary course of business as conducted on that date;

(2)	amendment or change to the Target Companies’ articles of formation or certificate of incorporation, respectively, or bylaws;

(3)
destruction, damage to, or loss of, any asset of the Target Companies (whether or not covered by insurance) that materially and adversely affects the financial condition or business of the Target Companies;

(4)	labor trouble or other event or condition of any character materially and adversely affecting the financial condition, business, or assets of the Target Companies;

(5)	sale or transfer of any asset of the Target Companies, except in the ordinary course of business;

(6)	amendment or termination of any material contract, agreement, or license to which the Target Companies is a party, except in the ordinary course of business;

(7)	mortgage, pledge, or other encumbrance of any asset of the Target Companies;

(8)	other event or condition of any character that has, had, or might reasonably have, a material and adverse affect on the financial condition, business, assets or prospects of the Target Companies;

(9)	agreement by the Target Companies to do any of the things described in the preceding clauses (1) through (8).

(z) Suppliers and Manufacturers - Schedule  3.1(z) to this Agreement sets forth the names of the Target Companies’ ten (10) largest suppliers and manufacturers (by purchases of the Target Companies) and the amount of purchases made from such suppliers and manufacturers during the first four (4) months of 2007. None of the Target Companies has received any notice that any supplier or manufacturer of the Target Companies has ceased and, to the Knowledge of Seller, no such supplier or manufacturer intends to cease, selling supplies, products or other goods or services to the Target Companies at any time after the date hereof, on terms and conditions substantially similar to those used in its current sales to the Target Companies (subject only to general customary price increases), including without limitation, as a result of the transactions contemplated herein.

(aa) No Consents- Except as set forth in Schedule 3.1(aa) to this Agreement, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body or third party is required for or in connection with the execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated on their part hereby.

(bb) Full Disclosure - No statement contained herein or in any certificate, schedule, list, exhibit, document, agreement or other instrument furnished by Seller or its representatives or the Target Companies to Buyer or its representatives in connection with this Agreement contains or will contain any untrue statement of any material fact or omission, or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

3.2) Buyer’s Representations and Warranties - Buyer hereby represents and warrants to Seller, as follows:

(a) Organization - Buyer is a corporation duly organized and validly existing under the laws of the State of Texas.

(b) Authority - Buyer has the power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated hereby, and no approval or consent of any other person or entity is necessary in connection with it. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly authorized by its board of directors.

(c) No Violation - Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a violation or default under any terms or provisions of the articles of incorporation or bylaws of Buyer or any local, state, or federal law, rule or regulation.

(d) Creditors; Bankruptcy - Buyer is not involved in any proceedings by or against it as a debtor in any court under the United States Bankruptcy Code or any other insolvency or debtor’s relief act, whether state or federal, or for the appointment of a trustee, receiver, liquidator, assignee, or other similar official of Buyer for any part of its assets or properties.

(e) Financing Capability - Buyer has the financial wherewithal to meet the Target Companies’ obligations with respect to the Real Property Leases as such obligations become due and payable.

(f) Full Disclosure - No statement contained herein or in any certificate, schedule, list, exhibit, document, agreement or other instrument furnished by Buyer, or its representatives to Seller or its representatives in connection with this Agreement contains or will contain any untrue statement of any material fact or omission, or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE 4.

THE CLOSING

4.1) Time and Place - The closing (the “Closing”) and sale of the Neoreach Stock, the Kite Stock and the Kite Units by Seller to Buyer as contemplated by this Agreement shall take place at the offices of Seyfarth Shaw LLP, 815 Connecticut Avenue, NW, Suite 500, Washington, D.C. 20006, upon the execution and delivery of this Agreement by the parties or on such other date as mutually agreed to by the parties . The day of the Closing is referred to herein as the “Closing Date.”

4.2) Seller’s Obligations - At the Closing, Seller shall deliver to Buyer and its counsel, against delivery of the items specified in Section 4.3 hereof, the following:

(a) A stock certificate representing the shares Kite Stock, duly indorsed by Neoreach;

(b) A stock certificate representing the shares of Neoreach Stock, duly indorsed by Seller;

(c) A certified copy of resolutions adopted by the respective board of directors of Seller authorizing the transactions to which this Agreement relates, including the resignation of the Managing Member of Kite Broadband and the directors of Kite Broadband and their appointment of the Managing Member for Kite Broadband and director(s) for Kite Broadband as instructed in writing by Buyer prior to the Closing;

(d) An opinion of their counsel, Seyfarth Shaw LLP, in form and substance satisfactory for transactions of this type.

(e)  To the extent required, a certificate providing evidence that neither Seller nor any affiliate of Seller will exercise control over the terms and conditions of employment of any of the individuals working for the Target Companies as of the date of the Closing.

(f) Such other instrument or instruments as may be reasonably requested by Buyer.

4.3) Buyer’s Obligations - At the Closing, Buyer shall deliver to Seller and its counsel, against delivery of items specified in Section 4.2, the following:

(a) A Convertible Debenture in the principal amount of Two Million and 00/100 Dollars ($2,000,000), a copy of which is attached as Exhibit A (the “Convertible Debenture”).

(b) A certified copy of resolutions adopted by the board of directors of Buyer authorizing the transactions to which this Agreement relates.

(c) The resignation of Jerry Sullivan from Seller’s Board of Directors and the termination of his Employment Agreement with Seller.

ARTICLE 5.

OBLIGATIONS AFTER THE CLOSING

5.1) Buyer’s Covenant - Buyer shall promptly pay any and all payments due under the Real Property Leases. Buyer shall use reasonable best efforts and take any actions reasonably necessary, including, without limitation, substituting Buyer’s guaranty of such obligations, to obtain the release of Seller’s guaranty of the Real Property Leases.

5.2) Seller’s Indemnity - Seller shall promptly indemnify Buyer and hold Buyer harmless from, against, for, and in respect of, and pay any and all damages, losses, obligations, liabilities, claims, encumbrances, deficiencies, costs, and expenses, (collectively, the “Damages”) including without limitation, attorneys’ fees and other costs and expenses suffered, sustained, incurred, or required to be paid by Buyer, by reason of, relating to, or as a result of: (i) any breach or failure of any observance or performance of any representation, warranty, covenant, agreement, or commitment made by Seller hereunder; (ii) any such representation, warranty, covenant, agreement, or commitment made by Seller being untrue or incorrect in any material respect; (iii) the operation of Seller’s business prior to the Closing and (iv) Damages resulting from the litigation styled Michael Nasco and Wazco, LLC v. Mobilpro Corp., et al. (Superior Court, Arizona, Case # CV 2006-011503)

5.3) Buyer’s Indemnity - Buyer shall promptly indemnify Seller, and save Seller harmless from, against, for, in respect of, and pay any and all Damages, suffered, sustained, incurred, or required to be paid by Seller, by reason of, relating to, or as a result of: (i) any breach or material failure of any observance or performance of any representation, warranty, covenant, agreement, or commitment made by Buyer hereunder, including, without limitation, any payments Seller is required to make under any of the Real Property Leases or for any other payables or obligations of the Target Companies after the Closing; (ii) any such representation, warranty, covenant, agreement, or commitment made by Buyer being untrue or incorrect in any material respect; or (iii) the operation of Buyer’s business after the Closing.

5.4) Procedure - In the event that any legal proceeding shall be instituted, or, that any claim or demand shall be asserted by any person in respect of which payment may be sought by one party hereto from another party under the provisions of Section 5.2 or 5.3, the party seeking indemnification (the “Indemnitee”) shall promptly cause written notice of any such legal proceeding, claim, or demand to be forwarded to the other party (the “Indemnitor”). Failure to give such notice shall not be deemed a waiver of any claim or a bar to the assertion of such claim unless and to the extent the Indemnitor is able to establish damage or prejudice arising from the delay. The defense of any such proceeding, claim or demand (including all settlement negotiations and arbitration, trial, or other proceeding, which the Indemnitee’s counsel shall deem appropriate) shall be at the discretion of and conducted by the Indemnitee. The Indemnitor shall have the right to be represented by advisory counsel and accountants, at no expense to the Indemnitee, and shall be kept informed at reasonable times of the status of such proceeding, claim or demand whether or not so represented. The parties agree to make available to each other, their counsel and accountants all the information and documents reasonably available to them which relate to such proceeding, claim or demand, and the parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure proper and adequate defense of any such proceeding, claim, or demand.

5.5) Limits On Indemnification. No amount shall be payable by any Indemnitor pursuant to this Agreement, unless the aggregate amount of Damages subject to indemnification under Section 5.2 or 5.3, as the case may be, exceeds One Hundred Thousand and 00/100 Dollars ($100,000), at which point the Indemnitee shall be entitled to all indemnification amounts accrued up to such threshold. Notwithstanding anything to the contrary in this Agreement, the maximum amount of indemnifiable Damages which may be recovered by Buyer from Seller under this Article 5 shall be an amount equal to Three Million and 00/100 Dollars ($3,000,000).

5.6) Survival of Representations and Warranties - The representations, warranties and covenants contained in this Agreement, and any other schedules and exhibits, or in any certificate, document, or instrument delivered in connection with this Agreement, shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby, regardless of any investigation conducted by any party; provided, however that the Seller’s representations and warranties set forth in Sections 3.1 shall survive for eighteen (18) months.

5.7) Further Assurances - Seller and Buyer shall, at any time and from time to time after the Closing Date, upon request by the other party, do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered all such further acts, deeds, assignments, transfers, conveyances, assumptions, powers of attorney, and assurances as may, in the reasonable judgment of such party, be necessary or advisable for the better assigning, transferring, granting, conveying, assuming, assuring, and confirming to Buyer or Seller to effect the transactions contemplated by this Agreement.

5.8) Brokers - Seller represents to Buyer, and Buyer represents to Seller, that neither it nor any of its Affiliates have had any dealings with any broker or finder in connection with the transactions contemplated by this Agreement, other than Seller’s dealings with BB&T which shall be paid out of the proceeds of this transaction pursuant to the terms of the agreement between BB&T and Kite Networks. Seller shall indemnify and hold Buyer harmless from and against any and all liability to which Buyer may be subjected by any broker’s, finder’s, or similar fee with respect to the transactions contemplated by this Agreement to the extent such fee is attributable to any action undertaken by or on behalf of Seller or any Affiliate of Seller. Buyer shall indemnify and hold Seller harmless from and against any and all liability to which Seller may be subjected by reason of any broker’s, finder’s, or similar fee with respect to the transactions contemplated by this Agreement to the extent such fee is attributable to any action undertaken by or on behalf of Buyer or any Affiliate of Buyer.

5.9) Repurchase of Target Companies Upon Default of Convertible Debenture - In the event of Buyer’s default under the Convertible Debenture under clause (d) of Section 7 thereof, Seller shall have the option to repurchase the Target Companies for a repurchase price of One Dollar and no cents ($1.00), such repurchase to be conditioned only upon (i) Seller delivering said repurchase price to Buyer and (ii) Seller surrendering to Buyer for cancellation the Convertible Debenture.

ARTICLE 6.

MISCELLANEOUS

6.1) Injunctive Relief - Each party acknowledges any breach by it of Section 5.2 or 5.3, as the case may be, would cause irreparable harm to the other party. In the event of an alleged or threatened breach by a party of Section 5.2 or 5.3, the other party may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of Section 5.2 or 5.3. Each party acknowledges that but for the provisions of Section 5.2 or 5.3, the other party would not have entered into this Agreement.

6.2) Costs - If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and all other costs incurred in that action or proceeding, in addition to any other relief to which such parties may be entitled.

6.3) Counterparts - This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

6.4) Amendments - This Agreement may be amended only by a written instrument executed and delivered by all of the parties hereto.

6.5) Benefit; Assignment - This Agreement shall be binding upon and inure to the benefit of all the parties hereto and their heirs, executors, administrators, legal representatives, successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other party. Notwithstanding anything set forth herein to the contrary, in the event of an assignment of any of Buyer’s obligations hereunder, such assignment shall not release Buyer of such obligations.

6.6) Situs, Venue, and Jurisdiction - This Agreement, all exhibits hereto, and all acts and transactions pursuant or relating hereto, and all rights and obligations of the parties hereto shall be governed, construed, and interpreted in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other jurisdiction that would cause application of the laws of any jurisdiction other than the State of Delaware). In order to induce the parties to execute this Agreement, and as a material part of the consideration therefor the parties hereto agree that all actions or proceedings arising out of this Agreement shall be litigated in state courts located within Madison County, Mississippi, and the federal courts located in Hines County, Mississippi.

6.7) Entire Agreement - This Agreement, including the schedules and exhibits, supersedes any previous agreements, understandings, or arrangements between the parties relating to the subject matter hereof, and sets forth the entire understanding and agreement between the parties relating to such subject matter, there being no terms, conditions, warranties, or representations other than those contained herein.

6.8) Headings - The headings and captions for articles and sections of this Agreement are for convenience of reference only and do not in any way modify, interpret, or construe the intent of the parties or the effect of any of the provisions of this Agreement.

6.9) Notices - Any notice required or permitted under any provision of this Agreement shall be in writing and shall be deemed to have been given, and if sent by certified or registered mail, postage prepaid, to a party at its address set forth below or to such other address as a party may designate by means of notice given hereunder to the other party:

As to Seller:	MobilePro Corp. 6701 Democracy Boulevard Suite 202 Bethesda, Maryland 20817 Attn: Jay O. Wright, Chairman

With a copy to:	Ernest M. Stern, Esq. Seyfarth Shaw LLP 815 Connecticut Avenue, NW Suite 500 Washington, D.C. 20006

As to Buyer:	Gobility, Inc. 4 Vicksburg Lane Richardson, TX 75080 Attn: Gary Brown, President

With a copy to:	Robert R. Ribeiro, Esq. 1100 One Financial Plaza 120 South Sixth Street Minneapolis, MN 55402

6.10) Waiver - No waiver of the provisions of this Agreement shall be effective unless in writing executed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly stated in writing.

6.11) Limitation; Severability of Provisions - Should any clause, section, or part of this Agreement be held or declared to be void or unenforceable for any reason, all clauses, sections, or parts of this Agreement which can be performed without such void or unenforceable clause, section, or part shall nevertheless continue in full force and effect.

6.12) Expenses - Each of the parties shall pay all costs and expenses incurred, or to be incurred, by it in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

6.13) Definition of “Affiliate” “Control” and “Knowledge” - The term “Affiliate” as used herein shall be deemed to mean a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock or an equity interest, by contract, or otherwise. For purposes of this Agreement, “Knowledge” means of a person means the actual knowledge by such person. Knowledge of Seller means the Knowledge of Jay O. Wright, Hank Deily, Tammy L. Martin and the Knowledge, after due inquiry, of Jerry Sullivan. Knowledge of Buyer means the Knowledge of Gary Brown.

6.14) Schedules/Exhibits - All schedules and exhibits and all documents and other papers included as part of any schedules or exhibits to this Agreement are hereby incorporated into this Agreement by reference.

6.15) Definition of “Material Adverse Effect” - Material Adverse Effect means a materially adverse effect on: (i) the business, operations, assets, contingent liabilities or condition (financial or otherwise) of any specified person; (ii)  the ability of any specified person to perform its obligations under this Agreement or on the validity or enforceability of this Agreement; (iii)  the rights of or benefits available to the other party to the Agreement, taken as a whole, in any event other than any adverse effect, event or occurrence, (i) resulting from the entry into this Agreement or the public announcement thereof, (ii) attributable to changes in general economic conditions, or financial markets or conditions affecting the industry in which any Target Corporation or Buyer operates (provided such change does not affect such entity in a disproportionate manner), (iii) arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof (provided such change does not affect such entity in a disproportionate manner), (iv) resulting from non-cash accounting charges taken by Seller pursuant to FASB 131 or other applicable accounting standard which requires that the net assets of a subsidiary be “written down” to net realizable value when a sale is reasonably contemplated or imminent or (v) arising from or relating to actions required to be taken under applicable law, rules or regulations.

6.16) Publicity - Seller and Buyer shall make no announcement prior to Closing to public officials or the press in any way relating to the transaction described below without the prior written consent of all parties, except for applications and other consents necessary to satisfy the terms of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

SELLER:	BUYER:

By: _______________________________	By: _____________________________
Its: _____________________	Its: _____________________

INDEX OF SCHEDULES

Schedule 1.1	Neoreach, Inc. Intellectual Property Assets to be Retained by Seller

Schedule 3.1(a)	Corporate Organization

Schedule 3.1(e)	Title to Assets

Schedule 3.1(f)	Notes; Accounts Receivable

Schedule 3.1(g)	Inventory

Schedule 3.1(i)	Real Property

Schedule 3.1(j)	Other Property

Schedule 3.1(k)	Liabilities

Schedule 3.1(m)	Employee Benefit Plans

Schedule 3.1(n)	Insurance

Schedule 3.1(o)	Material Contracts

Schedule 3.1(p)	Restrictive Documents

Schedule 3.1(r)	Permits and Licenses

Schedule 3.1(s)	Litigation

Schedule 3.1(t)	Interest in Related Property or Businesses

Schedule 3.1(u)	Personnel

Schedule 3.1(v)	Insider Transactions

Schedule 3.1(x)	Financial Statements

Schedule 3.1(z)	Suppliers

Exhibit A

CONVERTIBLE DEBENTURE